Year Ended October 31, 2005

John Hancock Series Trust

John Hancock Technology Fund
Series - 3
NAV per share - Class C  $3.08
NAV per share - Class I  $3.67


John Hancock Small Cap Growth Fund
Series - 4
NAV per share - Class C  $8.41
NAV per share - Class I  $10.02


John Hancock Multi Cap Growth Fund
Series - 5
NAV per share - Class C  $8.34


John Hancock Real Estate Fund
Series - 7
NAV per share - Class C  $18.44
Dividend per share
From net investment income - Class C - $0.2897


John Hancock Focused Equity Fund
Series - 8
NAV per share - Class C  $7.54


John Hancock Mid Cap Equity Fund
Series - 9
NAV per share - Class C  $13.23
NAV per share - Class I  $13.47